PRESS RELEASE                FOR IMMEDIATE RELEASE
May 10, 2006

       CHINA DIRECT ANNOUNCES FIRST QUARTER 2006 INVESTOR CONFERENCE CALL


COOPER CITY, FL--May 10, 2006 -- China Direct Trading Corp. (OTCBB:CHDT) today announced that China Direct senior management will host an investor teleconference to discuss first quarter 2006 results and update investors on current corporate and subsidiary initiatives on Monday, May 15th at 10:00 AM Eastern Time.

To participate in the call, the dial-in number is (712) 580-6300, then enter access code 1076491 and push the pound (#) key. A replay of the call will be available for two weeks and will be accessible at (641) 985-5000, access code 1076491#. A replay of the call will also be available from the www.chdt.us web site one day following the call.

If investors have questions they would like addressed on the conference call, they may email their questions, in advance, to rich@chdt.us.

China Direct recently announced revenue growth in Q1 2006 of 2100 percent over the corresponding first quarter of FY2005. The company has made significant progress in its strategic plan for FY2006, acquiring and integrating Complete Power Solutions, driving testing and anticipated future acceptance of their line of imported ceramic roof tiles and as announced on Monday of this week, the startup of a company-owned propane distribution business with which to directly serve the energy needs of the company's generator clients.

About China Direct: China Direct (www.chdt.us) is a holding company engaged through its operating subsidiaries in the following business lines: Overseas Building Supply (OBS) is engaged in manufacturing, distribution and logistics of building materials including but not limited to generators, roof tiles, interior doors, and insulation materials. CPS (www.completepower247.com) is a majority-owned subsidiary engaged in turnkey solutions for standby commercial and residential power generation. Souvenir Direct Inc. (SDI) (www.souvenirdirect.com) is engaged in product development, manufacturing, distribution, logistics and product placement into mass retail of souvenir and gift items in 29 countries. None of the web site URLs listed in this press release are incorporated into or are part of this press release.

Forward-Looking Statements

This press release, including any financial information and projections, contain "forward-looking statements" as that term is defined in the Private Securities Litigation Reform Act of 1995. These statements are based on China Direct's and its subsidiaries' managements' current expectations and assumptions, and involve risks and uncertainties. Such expectations and assumptions may prove to be faulty or incorrect and actual results may differ significantly, materially from those anticipated results set forth in such statements. No forward-looking statement is or can be guaranteed. Current revenues and revenue growth are not a reliable indicator of future financial results and should not be relied upon by investors as such an indicator. The sale of power generators can be affected by a number of factors that are beyond the control of China Direct or CPS, including seasonal sales cycles, availability of affordable inventory financing, predatory pricing by competitors and weather conditions. China Direct and CPS undertake no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise. Forward-looking statements in this press release and risks associated with any investment in China Direct, which is a "penny stock" company (and as such is deemed a "highly risky investment") should be evaluated together with the many uncertainties that affect our business, particularly those stated in the cautionary statements and risk factors in current and future China Direct SEC Filings, which statements we hereby incorporate by reference herein.



Contact:
     Contact:
     Rich Schineller
     941.918.1913
     rich@chdt.us